Exhibit 10.1

MRC Global Inc.

Performance Share Unit Award Agreement

(February 2024 rev)

This Performance Share Unit Award Agreement (this “Agreement”) is made as of _________, 20___ (the “Grant Date”), between MRC Global Inc., a Delaware corporation (the “Company”), and [__________] (the “Participant”).

1. Grant of Performance Share Units. The Company hereby grants to the Participant an award (this “Award”), under and pursuant to the MRC Global Inc. Omnibus Incentive Plan (as amended, the “Plan”), under which the Participant is granted the right to earn _____ Shares at target performance and up to 200% of that number of Shares at maximum performance (each such right, a “Performance Share Unit”) in respect of the Performance Periods that this Agreement prescribes and that occur during the three-year term of this Award (the “Award Term”) commencing on January 1, 2023 (the “First Day of the Award Term”) and ending on December 31, 2025 (the “Last Day of the Award Term”, including as it may be modified in Section 5.2). This Award is subject to the Participant’s execution and return of this Agreement to the Company (including as Section 27 provides). The Award is subject to all of the applicable provisions of the Plan that apply to Other-Stock Based Awards, is intended to be Performance-Based Compensation in accordance with Article 14 of the Plan and is subject to the applicable terms of the Plan that are incorporated in this Agreement by reference. To the extent that any provision of this Agreement conflicts with the terms of the Plan, the Participant acknowledges and agrees that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Capitalized terms used herein without definition shall have the same meanings that the Plan gives those terms.

2. Overview of Performance Share Units.

2.1 Performance Share Unit Generally. Each Performance Share Unit represents a contractual right to earn one Share under the terms and conditions of this Agreement. The number of Shares that the Participant earns under this Agreement shall be determined based on the extent to which the Company achieves the applicable performance goals set forth in Section 3 for the applicable Performance Period and the Participant’s satisfaction of the other requirements of this Agreement. The Participant’s right to receive Shares in respect of a Performance Share Unit is generally contingent, in whole or in part, upon Participant’s continued employment with the Company or one of its Subsidiaries (collectively, the Company with all of its Subsidiaries, the “Company Group”) through the Last Day of the Award Term, except as provided in Section 5.

2.2 Dividend Equivalents. The Company shall credit a book entry account with an amount equal to the amount of any cash dividend paid during the Award Term and thereafter prior to the payment date set forth in Section 6.1 on each Share that is earned during the Award Term under the Performance Share Unit. The amount credited to the book entry account shall be payable to the Participant at the same time or times, and subject to the same terms and conditions, as applicable to the Participant’s Performance Share Units but only with respect to Shares the Participant actually earns under the Performance Share Units. If the Participant either forfeits or does not earn Shares under this Agreement during the Award Term, the deferred dividends or distributions only with respect to the unearned or forfeited Shares shall also be forfeited. Dividends and distributions payable on Shares other than in cash are addressed in accordance with Section 23.

3. Calculation of Earned Shares for each Performance Period. The Performance Share Units granted hereunder are divided equally into four tranches (which are designated “Tranche 1”, “Tranche 2”, “Tranche 3” and “Tranche 4”) and the number of Shares that the Participant may earn from each tranche, if any, with respect to the applicable Performance Period for the tranche, is determined by the schedule below, with each Performance Share Unit capable of earning one Share at target performance (50th percentile):

Relative TSR	Percentage of Target Performance Share Units Earned *
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

*

For any amounts calculated under this Section 3 that fall between two percentiles set forth in the left column above that are between the 90th percentile and the 30th percentile, the percentage of the number of Shares that the Participant earns under the Performance Share Units for the applicable Performance Period shall be interpolated in a straight line between the two relevant percentiles.

If the Company’s TSR is negative for the applicable Performance Period, the Percentage of Target Performance Share Units Earned for that Performance Period shall be capped at no greater than 100%.

3.1 “Performance Period” means, with respect to Tranche 1, the calendar year beginning on the First Day of the Award Term, with respect to Tranche 2, the calendar year beginning on the first anniversary of the First Day of the Award Term, with respect to Tranche 3, the calendar year beginning on the second anniversary of the First Day of the Award Term, and with respect to Tranche 4, the Award Term.

3.2 “Relative TSR” means the percentile rank of the Company’s TSR for the applicable Performance Period as compared to the TSR for the applicable Performance Period of each of the other companies included in the OIH ETF at the beginning of the applicable Performance Period plus NOW Inc. and the Russell 2000, with the TSR for each as determined on the last day of the applicable Performance Period except as otherwise provided in Sections 3.3 and 3.4.

3.3 “TSR” of the Company, each other relevant company and the Russell 2000 shall be determined by dividing:

(a)	the sum of:

(i)

the cumulative amount of dividends or similar equity distributions of the Company and such other company, as applicable, during the applicable Performance Period, assuming reinvestment of dividends or distributions, it being understood that any such dividends or distributions for the Russell 2000 are reflected in its price, and

(ii)

the Average Share Price of the Company, such other company or the Russell 2000, as applicable, as of the last day of the applicable Performance Period, except as otherwise provided in Section 3.4, minus the Average Share Price of the Company, such other company or the Russell 2000 as of the first day of the applicable Performance Period by

(b)	the Average Share Price of the Company, such other company or the Russell 2000, as applicable, as of the first day of the applicable Performance Period,

with such amount expressed as a percentage so that the Company and each of the companies in the OIH ETF the first day of the applicable Performance Period plus NOW Inc. and the Russell 2000 may be ranked in order from the highest TSR to the lowest TSR and the relative ranking of the Company within that order may be determined (references to rank in this Agreement are determined from the lowest return so that, for example, the 35th percentile is the 35th percentile from the lowest TSR of the companies in the OSX ETF plus NOW Inc. and the Russell 2000). For the avoidance of doubt, the Russell 2000 shall be treated as if it was a company with its performance based on the performance of the fund rather than reviewing and calculating the performance of each individual company included in the fund. If during a Performance Period the voting stock of a company included in the OSX ETF on the first day of the applicable Performance Period or NOW Inc. is not publicly traded (either temporarily or permanently) due to its financial performance or financial condition so that the TSR of such company cannot be determined as provided above or because it has filed for bankruptcy, then each such company shall be placed at the bottom of the Relative TSR ranking for such Performance Period. If during a Performance Period the voting stock of a company included in the OSX ETF or NOW Inc. ceases to be publicly traded due to the consummation of a merger, acquisition, consolidation or similar transaction involving the company, the TSR of the company shall be determined as of the date the merger, acquisition, consolidation or similar transaction is consummated rather than the last day of the applicable Performance Period.

3.4 “Average Share Price” means the average of the closing prices of a Share or a share or other equity unit of each other relevant company or the closing price of the Russell 2000, as applicable, on each trading day in the 20-trading day period ending on and including the applicable date of determination, except as otherwise provided in the last sentence of this Section 3.4. Dividends per share paid other than in the form of cash shall have a value equal to the amount of the dividends that the Company or other relevant company reports to its shareholders or equity holders for purposes of U.S. federal income taxation. If during a Performance Period a company included in the OSX ETF or NOW Inc. is liquidated other than in a bankruptcy proceeding the Average Share Price of such company for that Performance Period shall be the average of the closing prices of a share or other equity unit of such company on each trading day in the 20-trading day period beginning on and including the applicable date such liquidation is announced to the public (or, if such shares or other equity units do not trade for a 20-trading day period, such shorter period during which such shares or other equity units do so trade).

3.5 “OIH ETF” means the VanEck Oil Services ETF, but if the ETF is discontinued, a comparable ETF or index or group of companies that the Committee determines is an appropriate comparator group).

3.6 “Russell 2000” means the iShares Russell 2000 Exchange Traded Fund that is traded on the New York Stock Exchange Arca system under the ticker symbol “IWM”.

3.7 “Target Performance Share Units” for each applicable Performance Period means 25% of the target Performance Share Units listed in Section 1.

4. [Intentionally Omitted]

5. Additional Rules for Determining Earned Performance Share Units Upon Death, Disability, Change in Control or Retirement. Notwithstanding Section 3, a Participant shall earn Shares with respect to the Performance Share Units upon the occurrence of certain events as follows:

5.1 Death or Disability. Upon the Participant’s death or Disability during the Award Term, the Participant (or Participant’s beneficiary, executor, administrator or other legal representative) will earn the number of the Shares that would have been actually awarded after completion of each applicable Performance Period, prorated based on the number of days the Company employed the Participant in the Performance Period prior to Participant’s Death or Disability.

5.2 Change in Control.

(a) Upon a Change in Control, the successor corporation (or a parent thereof) may assume or replace the unvested Performance Share Units pursuant to this Agreement with comparable restricted stock units of the successor corporation (or a parent thereof) so long as the shares to be issued upon vesting are publicly traded and listed on a major stock exchange such as the New York Stock Exchange or the NASDAQ; provided that the Participant’s employment has not terminated prior to the Change in Control.

(b) Upon a Change of Control, any unvested Performance Share Units shall become rights to receive Shares (i.e. restricted stock units) with the number of Shares determined as set forth in this Section 5.2(b). Upon a Change in Control that occurs during the Performance Period, for purposes of determining the number of earned Shares under the Performance Share Units, the closing date of the transaction that constitutes the Change in Control (the “Change in Control Date”) shall be deemed the Last Day of the Award Term and the last day of the applicable Performance Period for those two tranches in which the closing date occurs during such tranches’ Performance Period. If the Change in Control Date occurs prior to the first day of the Performance Period for Tranche 2 or Tranche 3 the performance for such period shall be deemed to have been achieved at target performance (50th percentile) and the Target Performance Share Units will be deemed to have been earned for such Performance Period.

(c) The Committee (as it exists prior to the Change in Control) shall make the determination of the comparability of replacement restricted stock units under Section 5.2(a) based upon the Fair Market Value of the Shares underlying the Performance Share Units at the time of the Change in Control and, that determination shall be final, binding and conclusive. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(d) If the Performance Share Units are, in connection with the Change in Control, either assumed by the successor corporation (or a parent thereof) or replaced with comparable restricted stock units of the successor corporation (or a parent thereof) and, while the Participant’s shares are not yet fully vested, the Participant’s employment terminates due to Involuntary Termination, the vesting of the Performance Share Units shall be accelerated in full, and the total number of Performance Share Units remaining subject to the Award shall be deemed vested effective as of the effective date of the Participant’s Involuntary Termination.

(e) Upon a Change in Control, if the unvested Performance Share Units pursuant to this Agreement are not assumed or replaced pursuant to Section 5(a), the Award shall become 100% vested and all Forfeiture Restrictions shall lapse effective immediately prior to the date of the Change in Control; provided that the Participant’s employment has not terminated prior to that date, and the vested Performance Share Units shall be settled in accordance with Section 6.

(f) In this Agreement, the following capitalized terms shall have the meaning given to each in this Section 4.2(c):

(i) “Cause” means the Participant’s

(1) continuing failure, for more than ten days after the Company’s written notice to the Participant of the failure, to perform such duties as the Company reasonably requests,

(2) failure to observe material policies generally applicable to officers or employees of the Company unless the failure is capable of being cured and is cured within ten days of the Participant receiving written notice of the failure,

(3) failure to cooperate with any internal investigation of the Company Group;

(4) commission of any act of fraud, theft or financial dishonesty with respect to the Company Group or indictment or conviction of any felony; or

(5) material violation of the provisions of this Agreement unless the violation is capable of being cured and is cured within ten days of the Participant receiving written notice of the violation;

provided that it shall not be Cause if a failure in Sections 4.2(c)(1), (2) or (3) is a result of the Participant’s Disability or a violation in Section 4.2(c)(5) occurs because the Participant’s Disability frustrates the Participant’s ability to perform.

(ii) “Company Group” means the Company (or its successor) and any other entities controlled by, controlling or under common control with the Company (or its successor).

(iii) “Good Reason” means:

(1) a material and adverse change in the Participant’s duties or responsibilities;

(2) a reduction in the Participant’s annual base salary or target annual bonus percentage;

(3) [for the form for VPs an above only: a failure during any one calendar year of the Company to grant the Participant long-term incentive awards in stated value as a percentage of Participant’s annual base salary at least equal to the percentage that the Participant received prior to the Change in Control; provided that if the Company grants to the Participant long-term incentive awards that are intended to cover annual grants for multiple years, the stated value of any such multi-year grants shall be credited to the appropriate future years;]

(4) breach by the Company of any material provision of this Agreement; or

(5) relocation of the Participant’s principal place of employment by more than 50 miles from the Participant’s then current principal place of employment;

provided, that the Participant must give notice of Termination for Good Reason within 60 days of the occurrence of the first event giving rise to Good Reason.

(iv) “Involuntary Termination” means the Termination of Participant’s employment by the Company Group without Cause or Participant’s Termination of Participant’s employment with the Company Group for Good Reason, and, in each case, other than by reason of death or Disability.

5.3 Retirement. If the Participant’s employment with the Company and its Subsidiaries Terminates during the Award Term and either:

(a) the Participant is at least 65 years of age, or

(b) the Participant’s age plus years of service equal to at least 80,

in each case, upon that Termination, the Award shall not terminate and the Participant will earn the number of Shares with respect to each Performance Period that the Participant would have been actually awarded had the Participant not Terminated employment with the Company and its Subsidiaries, prorated based on the number of days the Company employed the Participant in each applicable Performance Period prior to Participant’s Termination. Any Termination described in clause (a) or (b) of this Section 5.3 shall be referred to as a “Retirement” for the purposes of this Agreement.

Notwithstanding the foregoing, for this Section 5.3 to have effect, the following must be satisfied:

(A) the Participant must remain employed with the Company on or after the first anniversary of the Grant Date unless the Company waives this requirement, and

(B) the Participant must not engage in a “Prohibited Activity” as defined on Exhibit A prior to the payment of earned Shares in respect of the Performance Share Units.

5.4 Termination under an Employment Agreement. This Section 5.4 shall apply if, and only if, the Participant and the Company have entered into an employment agreement, or the Participant is covered by a plan or other program of the Company, that provides for continued vesting of a long-term equity award after the Participant is Terminated without Cause or Terminates with Good Reason (each as defined in the Participant’s employment or other applicable agreement, plan or program). If the Participant is Terminated without Cause or Terminates for Good Reason, under the terms of the employment agreement or other applicable agreement, plan or program, prior to the date on which payment in respect of Performance Share Units has been made, the Participant (or Participant’s beneficiaries, executor, administrator or other legal representative) will earn the number of the Shares that would have been actually awarded after completion of the Award Term, prorated based on the number of days the Company employed the Participant in each Performance Period prior to Participant’s Termination plus any period of continued vesting after the Termination that Participant’s employment agreement or other applicable agreement, plan or program requires, subject to the terms of that employment agreement or other applicable agreement, plan or program.

6. Conversion of Performance Share Units.

6.1 Time of Payment or Conversion of Performance Share Units.

(a)

Except in the case of Shares earned pursuant to the provisions of Section 5.2, payment in respect of earned Performance Share Units shall be made on the March 1 following the Last Day of the Award Term or such other date as the Board or the Committee determines; provided that no payment shall be made until the Committee determines, and, with respect to Covered Employees, certifies, the extent to which the performance objectives have been met over the applicable Performance Period and the Award Term.

(b)

In the case of Shares earned under Performance Share Units pursuant to the provisions of Section 5.2, payment in respect of the Performance Share Units (whether Shares or the per Share consideration to be received in the transaction constituting the Change in Control) shall be made within five days of the date of the closing of the transaction constituting the Change in Control; however, if the transaction constituting the Change in Control is not a change in control event as described under Treas. Reg. § 1.409A-3(i)(5)(i), payment in respect of the Performance Share Units shall be made on the March 1 following the Last Day of the Award Term.

6.2 Form of Conversion and Settlement. All payments in respect of earned Performance Share Units shall be made in Shares unless the Board or the Committee determines Shares are not available for payment pursuant to the Plan, in which case payment shall be made in cash based on the Fair Market Value of the Shares on the date that payment is required. Certificates or evidence of book-entry shares representing any Shares that Participant has earned pursuant to this Agreement shall be delivered to the Participant (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse), the Participant’s beneficiary or estate, if applicable, or to the Participant’s nominee. Any fractional earned Shares shall be rounded down to the nearest whole Share.

6.3 Effect of Conversion and Settlement. Upon conversion into Shares, all of Participant’s Performance Share Units shall be cancelled and terminated. If and to the extent that Participant is still employed at the end of the Award Term, and the Participant has not earned Shares under the Performance Share Units in accordance with the terms of this Agreement, all such Performance Share Units shall be cancelled and terminated.

7. Forfeiture

7.1 Termination of Employment. Any portion of the Award that has not vested or otherwise has been earned as of the day following the date of the Participant’s Termination for any reason other than Retirement, death or Disability or under Section 5.4 shall be forfeited upon the Termination, and all Shares that may have been issued under the Award that were not earned shall be treated as the terms of the Plan provide.

7.2 Retirement or Termination without Cause or for Good Reason. In the case of a Termination by reason of Retirement, if the Participant engages in any Prohibited Activity (as defined in Exhibit A) prior to the date of payment of any vested or earned Shares under Performance Share Units, any portion of the Award that has not been earned, issued, delivered or paid may, in the sole discretion of the Committee, be immediately cancelled; and, in that case, all Shares, or equivalent cash amounts to be paid in lieu of Shares, that have not been issued, delivered or paid shall be forfeited, cancelled and terminate without payment of any consideration therefor. If the Company receives an allegation of a Prohibited Activity, the Company, in its sole discretion, may suspend the payment of any Award for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall deliver any Shares, or equivalent cash amounts to be paid in lieu of Shares, that would have otherwise been earned but for the suspension.

8. Restrictive Covenant. In consideration of the Award, Participant agrees not to engage in Prohibited Activity during Participant’s employment with the Company Group and for a period of [CEO or President: 24][EVPs: 18][SVPs: 12] months after Participant’s Termination of employment with the Company Group (the “Restricted Period”). If the Participant engages in a Prohibited Activity during the Restricted Period, the Company or its appropriate Subsidiaries may seek an injunction from a court of competent jurisdiction to prevent Participant from engaging in the Prohibited Activity during the Restricted Period without the necessity of posting bond or other security to obtain the injunction. Both the Company and the Participant agree that monetary damages alone are an insufficient remedy for breach of the foregoing covenant. The Company or its appropriate Subsidiaries may seek monetary damages in addition to an injunction, and the covenant in favor of the Company Group in this Agreement is in addition to, and not in lieu of, any similar covenants that Participant may have entered into in favor of any member of the Company Group in any employment or other agreement. To the extent that a court of competent jurisdiction rules that the restrictions in the foregoing covenant are too broad, these restrictions shall be interpreted and construed in the broadest possible manner to provide the Company Group the broadest possible protection, including (without limitation) with respect to geographic coverage, activities of the Company Group’s businesses and time of applicability of the restrictions.

9. No Right to Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to Terminate the Participant’s employment, nor confer upon the Participant any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10. Withholding of Taxes. Prior to the delivery to the Participant (or the Participant’s beneficiary) of Shares upon the conversion of a Performance Share Unit, the Participant (or the Participant’s beneficiary) shall be required to pay to the Company (or any Affiliate that employs the Participant), and the Company (or any Affiliate that employs the Participant) shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Award, or any payment or transfer under, or with respect to, the Award, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the required withholding amount. The Participant shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits under this Agreement.

11. No Guarantee of Interests. None of the Board, the Committee or the Company guarantees that the Shares will not lose or otherwise depreciate in value.

12. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto, except as otherwise permitted under the Plan.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the jurisdiction set forth in the Plan, without giving effect to the conflicts of laws principles thereof.

15. Securities Laws. Upon the payment of any Shares pursuant to this Agreement, the Participant shall make written representations, warranties and agreements as the Committee may reasonably request to comply with applicable securities laws or with this Agreement.

16. Legend on Certificates and Book-Entries. The certificates and book-entries representing the Shares issued pursuant to this Award, if any, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied. The Committee may cause a legend or legends to be put on any such certificates and book-entries to make appropriate reference to such restrictions.

17. Underwriter Lockup Agreement. In the event of any underwritten public offering of securities by the Company, the Participant agrees to the extent requested in writing by a managing underwriter, if any, not to sell, transfer or otherwise dispose of any Shares acquired pursuant to this Award (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 180 days or such shorter period as such managing underwriter may permit.

18. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Participant’s legal representatives and beneficiaries. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s beneficiaries, heirs, executors, administrators and successors.

19. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant, the Participant’s beneficiaries, heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes. By accepting the grant pursuant to this Agreement, the Participant confirms that Participant is subject to the policies of Participant’s employing company within the Company Group (except as may be specifically modified in an employment agreement), including (without limitation) any policy requiring mandatory arbitration of employment disputes and the grant pursuant to this Agreement is further consideration of those policies.

20. No Liability for Good Faith Determinations. None of the Company, the Board or the members of the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Share Units.

21. Non-Transferability. Subject to the terms of the Plan, no rights under this Agreement shall be transferable otherwise than by will or the laws of descent and distribution or in accordance with an order entered by a court in a proceeding concerning the dissolution of the Participant’s marriage (a “Divorce Proceeding Order”) and, except to the extent otherwise provided herein, the rights and the benefits of the Agreement may be received during the lifetime of the Participant only by the Participant or by the Participant’s executor, administrator, guardian or other legal representative or the Participant’s former spouse to the extent provided in a Divorce Proceeding Order. Following Participant’s death, any Shares distributable in respect of Performance Share Units will be delivered or paid, at the time specified in Section 6.1, in accordance with, and subject to, the terms and conditions of this Agreement and of the Plan.

22. Beneficiary Designation. Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be delivered or paid under this Agreement following Participant’s death any Shares that are distributable or cash payable hereunder in respect of Participant’s Performance Share Units at the time specified in Section 6.1. Each designation will revoke all prior designations, shall be in a form prescribed by the Company, and will be effective only when filed in writing with the General Counsel of the Company during Participant’s lifetime. In the absence of an effective beneficiary designation, Shares issuable in connection with Participant’s death shall be paid to Participant’s executor, administrator or other legal representative.

23. Adjustments in Respect of Performance Share Units. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company, the Board or the Committee may make appropriate adjustments to the aggregate number of Performance Share Units. The Board’s or the Committee’s determination with respect to any such adjustment shall be conclusive.

24. Recoupment. If Participant is subject to the Company’s Executive Compensation Clawback Policy in effect on the Grant Date, Participant agrees that the Award is subject to the terms of the policy as it exists on the Grant Date.

25. Entire Agreement. This Agreement and the other documents referenced herein constitute the entire understanding between the Participant and the Company and its Subsidiaries with respect to the Award, and supersedes all other agreements, whether written or oral, with respect to the Award.

26. Headings; References. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless the context clearly requires to the contrary, references in this Agreement to Sections mean the sections of this Agreement; references to the singular include the plural, and vice versa; and references to Awards or Performance Share Units mean the Awards or Performance Share Units subject to this Agreement.

27. Counterparts and Electronic Administration. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be signed by indicating assent to be bound by this Agreement through an electronic system that the Company establishes or sponsors rather than a physical signature.

MRC Global Inc.

By:
Name:
Title:

Participant

By:
Name:
Title:

Exhibit A

Non-Competition and Non-Solicitation

A “Prohibited Activity” shall be deemed to have occurred, if the Participant:

(i) divulges any non-public, confidential or proprietary information of the Company or of its past or present Subsidiaries (collectively, the “Company Group”), but excluding information that:

(a) becomes generally available to the public other than as a result of the Participant’s public use, disclosure, or fault,

(b) becomes available to the Participant on a non-confidential basis after the Participant’s employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by the Participant; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation,

(c) is independently developed, discovered or arrived at by the Participant without using any of the information from the Company Group, or

(d) is disclosed by the Participant pursuant to a requirement of law, court order or legal, governmental, judicial, regulatory or similar process, or

(ii) directly or indirectly, consults with, becomes a director, officer or partner of, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Participant solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group. For the avoidance of doubt, businesses that compete with the Company’s business include (without limitation) the distribution business to the energy industry of NOW Inc., RK Supply, Elite Supply, Jet Specialty, Charbonneau Industries, the Sunbelt business of Floworks, Russell Metals, Score Group, the industrial business of Ferguson/Wolseley, Van Leeuwen and the distribution businesses of Marubeni and Sumitomo and their successors.